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                                                                     Exhibit 11
                             RUSSELL CORPORATION
                       Computation of Earnings Per Share
                (Dollars in Thousands Except Per Share Amounts)
                                (Unaudited)


                                         13 Weeks Ended          26 Weeks Ended
                                    -----------------------  ----------------------
                                       7/6/97      6/30/96      7/6/97     6/30/96
                                    ----------   ----------  ---------   ----------
Net income                          $    8,113   $   16,310  $   19,416  $   27,962
                                    ==========   ==========  ==========  ==========
Shares:
 Weighted average common
    shares outstanding               6,776,846   38,501,951  37,232,656  38,585,647

 Net common shares issuable
    on exercise of certain
    stock options                      187,743      128,979     244,376     140,192
                                    ----------   ----------  ----------  ----------

 Average common and common
    equivalent shares
    outstanding                     36,964,589   38,630,930  37,477,032  38,725,839
                                    ==========   ==========  ==========  ==========
Earnings per common
 and common equivalent share        $      .22   $      .42  $      .52  $      .72


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